Cardiff Oncology to Participate in Gastrointestinal (GI) Oncology and Pancreatic Cancer Panel Discussion at the Cowen 41st Annual Health Care Conference
SAN DIEGO (February 24, 2021) – Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage biotechnology company developing drugs to treat cancers with the greatest medical need for new treatment options, including KRAS-mutated colorectal cancer, pancreatic cancer, castrate-resistant prostate cancer and leukemias, today announced that Dr. Mark Erlander, chief executive officer of Cardiff Oncology will participate in the upcoming Cowen 41st Annual Health Care Conference taking place March 1-4, 2021. Dr. Erlander will participate in a GI Oncology and Pancreatic Cancer panel discussion and one-on-one investor meetings at the conference.
Details on the panel discussion can be found below.

Panel Discussion:	GI Oncology and Pancreatic Cancer
Date and Time:	Tuesday, March 2nd; 9:50 – 10:50 am ET
Webcast:	Available for live viewing by conference attendees only

About Cardiff Oncology, Inc.

Cardiff Oncology is a clinical-stage biotechnology company with the singular mission of developing new treatment options for cancer patients in indications with the greatest medical need. Our goal is to overcome resistance, improve response to treatment and increase overall survival.  We are developing onvansertib, a first-in-class, third-generation Polo-like Kinase 1 (PLK1) inhibitor, in combination with standard-of-care chemotherapy and targeted therapeutics. Our clinical development programs incorporate tumor genomics and biomarker technology to enable assessment of patient response to treatment. We have three clinical programs that have demonstrated the safety and efficacy of onvansertib: a Phase 1b/2 study of onvansertib in combination with FOLFIRI/Avastin® (bevacizumab) in KRAS-mutated metastatic colorectal cancer (mCRC); a Phase 2 study of onvansertib in combination with Zytiga® (abiraterone)/prednisone in metastatic castration-resistant prostate cancer (mCRPC); and a Phase 2 study of onvansertib in combination with decitabine in relapsed or refractory acute myeloid leukemia (AML). A new Phase 2 trial of onvansertib in combination with nanoliposomal irinotecan, leucovorin and fluorouracil for the second-line treatment of patients with metastatic pancreatic ductal adenocarcinoma (PDAC) is planned for initiation in the first half of 2021. For more information, please visit https://www.cardiffoncology.com.

Cardiff Oncology Contact:
Vicki Kelemen
Chief Operating Officer
858-952-7652
vkelemen@cardiffoncology.com

Investor Contact:
Joyce Allaire
LifeSci Advisors
212-915-2569
jallaire@lifesciadvisors.com

Media Contact:
Karen O’Shea, Ph.D.
LifeSci Communications
929-469-3860
koshea@lifescicomms.com

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